Exhibit 99.2

3Q 2021 Shareholder Letter

To Our AppLovin Shareholders: We are pleased to report another strong quarter, building on our robust growth during the first half of this year. During 3Q21, our total revenue grew +90% year-over-year to $727 million driven by further year-over-year acceleration of our scaled ML-based Software Platform business, as well as solid performance from our Apps business. Our Software Platform revenue quadrupled year-over-year in 3Q21 and accounted for 27% of our total revenue. Net income for 3Q21 improved to $0.1 million from a loss of $90 million year-over-year and our Net margin was 0.0%. Adjusted EBITDA grew +126% year-over-year to a quarterly record of $191 million and Adjusted EBITDA margin improved 400bp year-over-year to 26%. A combination of healthy top-line growth and strong operating leverage supports our long-term goal of delivering +30% cash flow growth. Our ability to continue rapidly growing our Software Platform revenue at scale stems from the value that advertisers and publishers are finding in our differentiated mobile marketing solutions. During 3Q21, our Software Platform revenue grew to $193 million, with year-over-year growth accelerating to +385% and quarter-over-quarter growth of +33%. Our organic Software Platform revenue, which excludes Adjust’s attribution software revenue, grew +316% year-over-year – exceeding the trend of overall mobile app installs in the industry during 3Q211, showing that developers are increasingly turning to our solutions to help grow their businesses. We drove strong adoption of our platform by new customers with Software Platform Enterprise Clients (SPEC) up more than 4x year-over-year to 449 SPECs, representing a +23% quarter-over-quarter increase. We also deepened our relationship with existing clients as Net Dollar-Based Retention was +255%. Total Software Transaction Value (TSTV), which illustrates the utility of our platform for driving app install growth, reached a significant milestone during 3Q21 by surpassing a $1 billion annualized run rate.     1 Sensor Tower estimates for mobile gaming app installs in 3Q21 AppLovin Corporation / 3Q 2021 Letter to Shareholders                1

Further strengthening our software business outlook is our recent agreement to acquire MoPub for $1.05 billion in cash. Combining their solutions and customers with ours has the potential to create a highly robust marketing and monetization platform that enhances the growth of the broader mobile app ecosystem. This transaction is expected to close in 2022, subject to regulatory approval, and we expect MoPub to deliver incremental annual Software Platform revenue of approximately $240-$260 million per year, with approximately $35-$45 million of incremental annual costs based on the expected 4Q22 run rate. The Software Platform revenue from our MoPub acquisition would be incremental to our previously stated outlook for Software revenue of more than $1 billion in 2022. For more information on the strategic rationale and financial impact of the MoPub investment, please see the recent Investor Presentation posted to the Investors Relations section of our website and post on our AppLovin blog. We are constantly focused on developing a world-class organization and Board of Directors that can successfully scale our high-growth enterprise. We are pleased to announce the addition of Alyssa Harvey Dawson to our Board. Alyssa brings deep experience from many world-class enterprises, including Autodesk, eBay, Netflix, and Harman International, and she currently serves as the Chief Legal Officer at Gusto, a high-growth SaaS SMB platform. In addition, Cathy Sun has joined us full-time at AppLovin as our GM of New Initiatives and has elected to step-down from our Board. We welcome and look forward to working with Alyssa and Cathy in their new roles. AppLovin Corporation / 3Q 2021 Letter to Shareholders                 2

3Q 2021

Financial Overview

ALL COMPARISONS ARE TO 3Q20 AND GROWTH RATES REFERENCED ARE YEAR-OVER-YEAR UNLESS OTHERWISE NOTED

Revenue grew to $727 million, an increase of +90%, with organic[1] growth of +58%.

Net Income improved to $0.1 million from a Net Loss of $90 million, with net margin of 0.0%.

Adjusted EBITDA[2] grew +126% to $191 million representing an improved Adjusted EBITDA margin of 26%.

Software Platform Enterprise Clients[3] grew +305% to 449 and increased +23% Q/Q. Net Dollar-Based Retention[4] was +255%.

Business Software Platform revenue grew +385% to $193 million and increased +33% Q/Q. This represents four straight quarters of accelerating Y/Y growth and two consecutive quarters of triple-digit Y/Y growth driven by our AXON ML software.

Total Software Transaction Value[3] grew +343% to $276 million. This represents annualized TSTV of +$1.1 billion based on 3Q21 run rate.

Apps revenue grew +56% to $534 million, and MAPs[3] grew +90% to 2.9 million.



Revenue
($ millions)
+90% Y/Y
+58% Organic
$382
$727
3Q20
3Q21



Net Income (Loss)
($ millions)
$0.1
($90)
3Q20
3Q21



Adjusted EBITDA
($ millions)
+126% Y/Y
+26% Margin
$84
$191
3Q20
3Q21



Business Software Platform Revenue
($ millions)
SPECs
+385% Y/Y
$40
111
$146
366
$193
449
3Q20
2Q21
3Q21



Apps Revenue
($ millions)
+56% Y/Y
Consumer Apps
Business Apps
$342
$534
3Q20
3Q21

[1] Organic growth represents revenue excluding revenue from Adjust and, with respect to Apps, only including revenue growth from existing Apps owned at the end of the prior period and newly developed Apps from existing Owned and Partner Studios at the end of the prior period

[2] Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Please see "Non-GAAP Financial Measures" and the reconciliation from GAAP to non-GAAP measures in the Appendix

[3] SPEC, TSTV, and MAPs are key metrics. Refer to the Appendix for additional information

[4] We measure Net Dollar-Based Retention Rate for the three months ended September 30, 2021 for our Software Platform Enterprise Clients as current period revenue divided by prior period revenue. Prior period revenue is measured as revenue for the three months ended September 30, 2020 from our Software Platform Enterprise Clients as of September 30, 2020. Current period revenue is revenue for the three months ended September 30, 2021 from our Software Platform Enterprise Clients as of September 30, 2020

Note: due to rounding, numbers presented may not add up precisely to the totals provided

Software Platform Growth

Our Software Platform business delivered another quarter of exceptional growth across all key financial and performance metrics driven by the improved efficacy of our marketing solutions. Our Software Platform revenue increased +385% to $193 million due to expanded adoption of our AppDiscovery and MAX products by new third-party clients, the addition of Adjust, and an increase in spend by existing clients. Organic Software Platform revenue growth during 3Q21 was +316%[1]. The number of Software Platform Enterprise Clients (SPEC), defined as third-party clients with more than $125 thousand of annualized revenue in a quarter, increased +305% to 449 and increased +23% compared to 2Q21. When excluding Adjust's attribution software revenue, we grew our SPEC count +152% to 280. We also drove deeper relationships with our existing clients as Net Dollar-Based Retention was +255%. During 3Q21, the average quarterly software revenue per SPEC was up +10% to $398 thousand, or up +63% to a record $587 thousand on an organic basis excluding Adjust[1].

Software Platform Revenue

($ millions)


+385% Growth
+316% Organic
$40
$193
3Q20
3Q21

	3Q20	3Q21	
Software Platform Enterprise Clients	**111**	**449** 280 ex. Adjust	**+305%** +152% ex. Adjust
Revenue per Software Platform Enterprise Client (thousands)	**$360**	**$398** $587 ex. Adjust	**+10%** +63% ex. Adjust

We are pleased with the early performance and integration of the Adjust products and team (acquired in April 2021). During 3Q21, we started actively selling into Adjust's nearly 3,000 customers, including some of the largest digital marketers in the world, and we are encouraged by the number of incremental SPECs we've added. We expect the impact from our cross-selling efforts to become a meaningful Software Platform revenue growth driver in 2022.

[1] Organic growth excludes Adjust's attribution software revenue

AppLovin Corporation / 3Q 2021 Letter to Shareholders 4

Total Software Transaction Value (TSTV) is an indication of the value and large scale we are delivering to the mobile app industry. In 3Q21, our TSTV increased +343% to $276 million and surpassed $1.1 billion of annualized TSTV based on our 3Q21 run rate. This. We do not recognize revenue from our own spend on our software platform. As a result, TSTV reflects the total value on our software platform including net revenue from our first-party studios as though they were stand-alone businesses and includes net revenue we generate from third-party clients using our software platform. Total Software Transaction Value 1 ($ millions) $276 +343% Growth $62 3Q20 3Q21 AppLovin Corporation / 3Q 2021 Letter to Shareholders                 5

Mediation Software Platform Expansion We have been building tools to help mobile app developers grow their businesses for more than a decade. One of those tools is MAX, an in-app bidding mediation solution that we acquired in 2018 and rebuilt with the goal of creating a fair and unbiased solution to yield growth for publishers and create more engaged users for advertisers.     Less than a year later, in 2019, we integrated MAX into our Lion Studios and PeopleFun apps and saw material revenue gains. We then made the strategic decision to launch MAX commercially in an effort to help third-party publishers earn more revenue and, in turn, re-invest in user-growth. This growth mechanic is a key driver for health of the entire mobile app industry. The adoption of MAX has been immense with nearly 30,000 apps adopting our SDK for monetization as of 3Q21. Many publishers join our platform because they see better monetization performance with MAX. As a result, they have been able to invest more in user acquisition from our AppDiscovery solution and see overall growth and better efficiency in their businesses. In 3Q21, the annual run-rate earnings for MAX publishers was more than $3 billion, which represents roughly $5 billion1 of annual media spend processed on our platform across all advertising partners. Total Apps Monetizing with MAX Nearly 30k Apps (thousands as of September 2021) monetizing with 30 MAX as of 3Q21 25 20 15 10 5 0 18-Sep 18-Dec 19-Mar 19-Jun 19-Sep 19-Dec 20-Mar 20-Jun 20-Sep 20-Dec 21-Mar 21-Jun 21-Sep 1 Assumes average publisher earnings of between 70-80% of gross media spend across the marketplace     AppLovin Corporation / 3Q 2021 Letter to Shareholders                 6

To augment one of the fastest-growing mediation platforms on the market, last month we announced an agreement to acquire MoPub. Assuming the addition of MoPub in 2022 to MAX, we believe our unified solution will be processing more than $15 billion of annualized advertiser spend entering 20231. Our rationale for this strategic investment is threefold: Scale of supply and demand. MoPub’s real-time bidding exchange integrates with +45,000 apps that use its software for monetization – reaching +1.5 billion devices. Advertisers, brands, and agencies should benefit from access to the immense scale that our combined platforms can offer. MoPub’s +130 demand-side platform (DSP) relationships create an even more competitive auction environment for our developers’ supply of ad impressions in our auctions. MoPub’s technology enhances our own. Combining our platforms adds more features and enables agencies and DSPs to bid more efficiently into increased publisher inventory. The added features will allow direct sales and empower brands to bid as well. Through MAX, we are confident we can further increase the transparency of pricing and data and improve efficiency by expanding access for both buyers and sellers. This should create even higher yields for publishers and accelerate growth for the entire industry. Experienced MoPub team. MoPub is seasoned and trusted by publishers globally. The team has extensive relationships with advertisers, including those in categories beyond mobile gaming, and we are confident the team will drive growth in SPECs over time. See our AppLovin blog for more information regarding MAX and MoPub. 1 Assumes average publisher earnings of between 70-80% of gross media spend across the marketplace AppLovin Corporation / 3Q 2021 Letter to Shareholders

Apps Business Growth

We made progress in advancing our content business during 3Q21 as Total Apps revenue increased +56% to $534 million. A key part of our content strategy is to have apps across a wide range of mobile gaming categories with varied monetization models, providing us with valuable first-party data. In 3Q21, our Business Apps revenue grew +18% to $156 million, impacted by pressure on in-game ad inventory pricing due in part to an operating system update by Apple, as we noted in our *2Q21 Letter to Shareholders*.

Our Consumer Apps revenue grew +80% to $377 million in 3Q21, compared to +16% growth of worldwide in-game net revenue (ex. China), according to Sensor Tower[1]. Monthly Active Payers increased to 2.9 million in 3Q21 from 1.5 million in 3Q20 (and 2.7 million in 2Q21), while Average Revenue per MAP was $44 in 3Q21 compared to $46 in 3Q20 and $44 in 2Q21 as a result of title mix. We had nine titles from six genres among the Top-200 grossing games in the U.S. last quarter, according to Sensor Tower[2], and we were once again the No. 1 publisher of mobile gaming apps globally as measured by downloads[2].

In 3Q21, we increased our investment to organically develop multiple evergreen[2] titles in parallel and support an even more robust pipeline. We have multiple studios developing new and exciting projects with several planned to come to market over the next several months, including titles we believe have the potential to grow into evergreen apps. We expect new content to be a material contributor to Apps revenue in 2022.


Consumer Apps Revenue
($ millions)
+80%
Growth
$377
$209
3Q20
3Q21


Business Apps Revenue
($ millions)
+18%
Growth
$156
$133
3Q20
3Q21

[1] Sensor Tower revenue and downloads estimates for quarter ending September 30, 2021
[2] We define an evergreen title as an app with the potential to exceed $100 million in annual revenue over many years, typically requiring meaningful upfront investment in development and user acquisition

AppLovin Corporation / 3Q 2021 Letter to Shareholders 8

Operating Model and Capital Allocation

Our GAAP Net Income improved to $0.1 million in 3Q21 from a Net Loss of $90 million in 3Q20, and our net margin improved to 0.0% from a net loss margin of 23.6%. Our Adjusted EBITDA was up +126% to a record $191 million, and our Adjusted EBITDA margin expanded to approximately 26%. A significant percent of our operating expense is related to mobile app store fees, user-acquisition for our first-party mobile apps, and investment in new game development. These expenses are variable and largely discretionary. In 3Q21, Software Platform revenue as a percent of total revenue increased from 10% to 27%. As our Software Platform revenue becomes a bigger percentage of our total revenue, we expect our margins to expand. As the profit margin of our business improves, we have the opportunity to make discretionary investments in specific areas including product development or user-acquisition to grow the business.

Our Adjusted EBITDA margin was down modestly compared to 2Q21, due primarily to higher R&D as a percent of total revenue (15% vs. 12% on a GAAP basis or 12% vs. 10% Non-GAAP) as we increased our investment in content development to support a more-robust future pipeline during this quarter and we expect to continue making strategic investments to drive growth over remainder of the year.

GAAP and Non-GAAP operating results as a percent of revenue for the three months ending September 30, 2021 and 2020.

	GAAP		Non-GAAP[1]	
	3Q20	3Q21	3Q20	3Q21
Cost of Revenue	43%	35%	26%	22%
Sales & Marketing	40%	39%	39%	38%
Research & Development	13%	15%	12%	12%
General & Admin	4%	5%	3%	3%
Net Income (loss)	-24%	0%		
Adjusted EBITDA[2]			22%	26%

[1] Our non-GAAP costs and expenses, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Please see the section titled "Non- GAAP Financials Measures" and the reconciliation from GAAP to non-GAAP measures contained in the Appendix.

[2] Adjusted EBITDA reflects additional adjustment for Depreciation of $4.9 million and $6.6 million in 3Q20 and 3Q21, which have a combined 1% and 1% impact on Adjusted EBITDA respectively in each of the periods presented. As a result of the acquisition of SafeDK in 2019, Machine Zone in 2020 and Adjust in 2021, our assumed deferred revenue balance was adjusted to fair value in the amount of $31,659 thousand and $668 thousand in the three months ended September 30, 2020, and September 30, 2021, respectively.

AppLovin Corporation / 3Q 2021 Letter to Shareholders 9

Our business model converts revenue to strong cash flows, which allows us to reinvest in the business and finance projects at a reasonable cost of capital. For the nine-months ending on September 30, 2021, we generated $277 million of operating cash flow, compared to $123 million over the same period last year. We ended 3Q21 with total accessible capital of more than $1.6 billion, which consists of approximately $1.05 billion in cash and cash equivalents, and $600 million available from our undrawn revolver. In late October 2021, we added another $1.5 billion of cash to our pool of capital from a new seven-year term loan to help finance the signed acquisition of MoPub ($1.05 billion) and for other corporate purposes. Our capital expenditures remain low, at less than 1% of year-to-date revenue. We are focused on maintaining an efficient capital structure and are pleased that in October 2021, Moody’s1 placed our ratings on review for an upgrade and S&P Global2 also reiterated its positive outlook. 1 See Moody’s Assigns B1 to AppLovin’s Proposed Incremental Term Loan and Places Rating on Review dated October 14, 2021 2 See S&P Global Ratings Affirms AppLovin at B+ (Foreign Currency LT Credit Rating): Outlook Positive dated October 15, 2021 AppLovin Corporation / 3Q 2021 Letter to Shareholders 10

Conclusion We are pleased with our growth and financial performance in 3Q21, and excited by the strong strategic position and investments we have made to drive long-term growth in 2022 and beyond. There are many expansion opportunities to pursue, given our large and expanding TAM, and our internal development and execution capabilities. We remain keenly focused on where we can win and drive strong financial returns. We look forward to reporting against our 2021 results and discussing our plans for 2022 early in the new year. Adam Foroughi, CEO Herald Chen, President & CFO AppLovin Corporation / 3Q 2021 Letter to Shareholders 11

Appendix This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our future financial performance, including our expected financial results, guidance and long-term cash flow goals; our expectations regarding our revenue, SPECs, Adjusted EBITDA, and Adjusted EBITDA margin; our expected synergies regarding our Software Platform and first-party apps; our ability to attract and retain SPECs and consumers of our Apps; our expectations regarding the pending acquisition of MoPub, including the timing of closing, our ability to successfully integrate MoPub, and the expected benefits of the MoPub acquisition; the expected benefits of the Adjust acquisition; our ability to manage risks associated with our business and our expectations regarding future product and app launches. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, fluctuations in our results of operations, the competitive mobile app ecosystem, our inability to adapt to emerging technologies and business models, and risks related to the pending acquisition of MoPub, including that the transaction does not close on our expected timing or at all. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. The forward-looking statements in this letter to shareholders are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law. AppLovin Corporation / 3Q 2021 Letter to Shareholders 12

Key Metrics

We review the following key metrics on a regular basis in order to evaluate the health of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions. As a result of our continued focus on our Software Platform, we plan to phase out several metrics including Enterprise Clients, Revenue Per Enterprise Client and Net Dollar-Based Retention Rate for Enterprise Clients beginning with the quarter ended March 31, 2022 in favor of similar software-focused Key Metrics.

Annual Key Metrics

Enterprise Clients. We focus on the number of Enterprise Clients, which are third-party business clients from whom we have collected greater than $125,000 of revenue in the trailing 12 months to a given date. Enterprise Clients generate the vast majority of our Business Revenue and Business Revenue growth.

Revenue Per Enterprise Client (RPEC). We define RPEC as (i) the total revenue derived from our Enterprise Clients in a 12-month period, divided by (ii) Enterprise Clients as of the end of that same period. RPEC shows how efficiently we are monetizing each Enterprise Client.

The following table shows our Enterprise Clients as of September 30, 2021 and 2020, and our RPEC for the 12 months ended September 30, 2021 and 2020.

	LTM 3Q 2021	LTM 3Q 2020
Enterprise Clients	325	156
RPEC (thousands)	$3,435	$3,931

Quarterly Key Metrics

Total Software Transaction Value. Business Software Platform revenue is from third-party clients using our software platform. We do not recognize revenue from our own spend on our software platform. Therefore, we use TSTV to measure the scale and growth rates of our software platform as it reflects the total value on our software platform including our first-party studios as though they were stand-alone businesses. Below is a reconciliation of our Business Software Platform Revenue to Total Software Transaction Value.

($ in thousands)	3Q 2021	3Q 2020
Business Software Platform Revenue	**$ 193,307**	**$ 39,841**
Software Platform fee collected from AppLovin Apps	$ 82,312	$ 22,442
Total Software Transaction Value	$ 275,619	$ 62,283

Software Platform Enterprise Clients. We focus on the number of Software Platform Enterprise Clients, which are third-party business clients from whom we have collected greater than $31,250 of revenue in the three months to a given date, equating to an annual run-rate of $125,000 in revenue. Software Platform Enterprise Clients generate the vast majority of our Business Revenue - Software Platform and Business Revenue - Software Platform growth.

AppLovin Corporation / 3Q 2021 Letter to Shareholders 13

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in a three-month period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps

The following table shows our Software Platform Enterprise Clients as of September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020.

	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021
Software Platform Enterprise Clients	111	158	193	366	449
Revenue per SPEC (thousands)	$360	$500	$453	$364	$398

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one IAP during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated approximately 98 % of our Consumer Revenue during the three months ending September 30, 2021, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games. We expect to increase our MAPs over time as we increase the number of our apps and enhance the engagement and monetization of our apps.

Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total Consumer Revenue derived from our apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP. We expect to increase ARPMAP over time as we enhance the monetization of our apps.

	3Q 2021	3Q 2020
Monthly Active Payers (millions)	2.9	1.5
Average Revenue per Monthly Active Payer (ARPMAP)	$44	$46

Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgements and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

AppLovin Corporation / 3Q 2021 Letter to Shareholders 14

Non-GAAP Financial Metrics To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this letter includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below. We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense, net (excluding certain recurring items), provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for stock-based compensation expense, acquisition-related expense and transaction bonuses, loss (gain) on extinguishments of acquisition-related contingent consideration, non-operating foreign exchange (gains) losses, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period. We define non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization expense related to acquired intangibles and acquisition-related expense and transaction bonuses. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP. AppLovin Corporation / 3Q 2021 Letter to Shareholders 15

AppLovin Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

	September 30, 2021 (unaudited)		December 31, 2020	
Assets				
Current assets:				
Cash and cash equivalents	$	1,049,617	$	317,235
Accounts receivable, net		412,884		296,964
Prepaid expenses and other current assets		163,864		48,795
Total current assets		1,626,365		662,994
Property and equipment, net		62,910		28,587
Operating lease right-of-use assets		77,435		84,336
Goodwill		997,661		249,773
Intangible assets, net		1,758,796		1,086,332
Other assets		44,593		42,571
Total assets	$	4,567,760	$	2,154,593
Liabilities, redeemable noncontrolling interest, and stockholders' equity (deficit)				
Current liabilities:				
Accounts payable	$	208,539	$	147,275
Accrued liabilities		131,877		95,057
Licensed asset obligation		17,808		18,760
Short-term debt		18,310		15,210
Deferred revenue		84,884		86,886
Operating lease liabilities		21,278		22,206
Deferred acquisition costs, current		87,072		212,658
Total current liabilities		569,768		598,052
Non-current liabilities:				
Long-term debt		1,731,020		1,583,990
Operating lease liabilities, non-current		65,705		71,755
Other non-current liabilities		152,048		59,032
Total liabilities		2,518,541		2,312,829
Redeemable noncontrolling interest		160		309
Stockholders' equity (deficit):				
Convertible preferred stock, 100,000,000 and 109,090,908 shares authorized, nil and 109,090,908 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively		—		399,589
Class A, Class B and Class F common stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000, Class B 200,000,000, Class F nil) and 429,600,000 (Class A 386,400,000, Class B nil, Class F 43,200,000) shares authorized, 373,641,135 (Class A 225,833,513, Class B 147,807,622, Class F nil) and 226,364,401 (Class A 183,800,251, Class B nil, Class F 42,564,150) shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively		11		7
Additional paid-in capital		3,084,928		453,655
Accumulated other comprehensive income (loss)		(27,560)		604
Accumulated deficit		(1,008,320)		(1,012,400)
Total stockholders' equity (deficit)		2,049,059		(158,545)
Total liabilities, redeemable noncontrolling interest, and stockholders' equity (deficit)	$	4,567,760	$	2,154,593

AppLovin Corporation / 3Q 2021 Letter to Shareholders

16

AppLovin Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
Revenue	$ 726,951	$ 381,740	$ 1,999,634	$ 941,249
Costs and expenses:				
Cost of revenue	254,052	163,060	722,966	357,564
Sales and marketing	285,224	153,014	816,200	417,000
Research and development	108,523	51,136	246,861	99,950
General and administrative	34,104	15,276	122,116	41,256
Lease modification and abandonment of leasehold improvements	—	—	—	7,851
Extinguishments of acquisition-related contingent consideration	—	74,712	—	74,712
Total costs and expenses	681,903	457,198	1,908,143	998,333
Income (loss) from operations	45,048	(75,458)	91,491	(57,084)
Other income (expense):				
Interest expense and loss on settlement of debt	(18,756)	(20,110)	(72,796)	(57,548)
Other income (expense), net	(9,217)	1,169	(997)	5,347
Total other expense	(27,973)	(18,941)	(73,793)	(52,201)
Income (loss) before income taxes	17,075	(94,399)	17,698	(109,285)
Provision for (benefit from) income taxes	16,933	(4,485)	13,767	(2,324)
Net income (loss)	142	(89,914)	3,931	(106,961)
Add: Net loss attributable to noncontrolling interest	36	226	149	546
Net income (loss) attributable to AppLovin	178	(89,688)	4,080	(106,415)
Less: Net income attributable to participating securities	(1)	—	(568)	—
Net income (loss) attributable to common stock—Basic	177	(89,688)	3,512	(106,415)
Net income (loss) attributable to common stock—Diluted	$ 177	$ (89,688)	$ 3,539	$ (106,415)
Net income (loss) per share attributable to common stockholders:				
Basic	$ 0.00	$ (0.42)	$ 0.01	$ (0.50)
Diluted	$ 0.00	$ (0.42)	$ 0.01	$ (0.50)
Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:				
Basic	368,427,532	214,638,272	309,353,304	212,998,263
Diluted	384,324,785	214,638,272	327,426,792	212,998,263

AppLovin Corporation / 3Q 2021 Letter to Shareholders 17

AppLovin Corporation Condensed Consolidated Statements of Comprehensive Loss (in thousands) (unaudited) Three Months Ended Nine Months Ended September 30, September 30, 2021 2020 2021 2020 Net income (loss) $ 142 $ (89,914) $ 3,931 $ (106,961) Other comprehensive income (loss), net of tax: Foreign currency translation gain (loss), net of tax effect of $5.4 million and $8.0 million for the three and nine months ended (18,255) 218 (28,164) 278 September 30, 2021 Interest rate swap gain, net of tax effect of $1.5 million and $2.5 — 4,338 — 4,926 million for the three and nine months ended September 30, 2020 Total other comprehensive income (loss) (18,255) 4,556 (28,164) 5,204 Add: Net loss attributable to noncontrolling interest 36 226 149 546 Total comprehensive loss attributable to AppLovin $ (18,077) $ (85,132) $ (24,084) $ (101,211) AppLovin Corporation / 3Q 2021 Letter to Shareholders 18

AppLovin Corporation Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited) Nine Months Ended September 30, 2021 2020 Operating Activities Net income (loss) $ 3,931 $ (106,961) Adjustments to reconcile net income (loss) to operating activities: Amortization, depreciation and write-offs 315,409 157,223 Amortization of debt issuance costs and discount 8,980 5,753 Stock-based compensation 91,828 19,362 Change in operating right-of-use asset 18,199 4,375 Lease modification and abandonment of leasehold improvements — 7,851 Loss on extinguishments of acquisition related contingent consideration — 74,712 Change in fair value of contingent consideration (230) — Loss on settlement of debt 16,852 — Net unrealized gains on fair value remeasurement of financial instruments (9,305) (4,400) Net (gain) loss on foreign currency remeasurement (4,080) 1,304 Changes in operating assets and liabilities: Accounts receivable (99,999) (27,062) Prepaid expenses and other current assets (107,461) (32,515) Other assets 7,729 2,572 Accounts payable 49,345 (4,205) Operating lease liabilities (18,270) (3,674) Accrued and other liabilities 11,211 (2,389) Deferred revenue (7,303) 30,780 Net cash provided by operating activities 276,836 122,726 Investing Activities Purchase of property and equipment (962) (2,842) Acquisitions, net of cash acquired (1,198,789) (559,080) Purchase of non-marketable investments and other (15,000) (1,500) Proceeds from other investing activities 11,358 — Capitalized software development costs (2,859) — Net cash used in investing activities (1,206,252) (563,422) Financing Activities Proceeds from issuance of common stock in initial public offering, net of issuance costs as adjusted for 1,745,228 — cost reimbursement Proceeds from debt issuance, net of issuance costs 844,729 331,346 Payments of debt principal (711,482) (60,493) Payments of finance leases (9,690) (7,342) Proceeds from exercise of stock options 25,486 1,104 Payments of deferred acquisition costs (231,664) (14,442) Repurchases of common stock — (1,766) Payments of deferred IPO costs — (220) Net cash provided by financing activities 1,662,607 248,187 Effect of foreign exchange rate on cash and cash equivalents (809) 65 Net increase (decrease) in cash and cash equivalents 732,382 (192,444) Cash and cash equivalents at beginning of the period 317,235 396,247 Cash and cash equivalents at end of the period $ 1,049,617 $ 203,803 AppLovin Corporation / 3Q 2021 Letter to Shareholders 19

AppLovin Corporation Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited) Nine Months Ended September 30, 2021 2020 Supplemental non-cash investing and financing activities disclosures: Issuance of convertible security related to acquisitions $ 342,170 $ — Acquisitions not yet paid $ 74,347 $ 16,073 Settlement of convertible security through issuance of common stock $ 25,000 $ — Assets acquired under finance leases $ 12,584 $ 5,459 Right of use assets acquired under operating leases $ 3,508 $ 6,937 Settlement of bonus compensation through issuance of common stock $ 2,503 $ — Acquisitions of business through issuance of common stock and common stock warrants $ — $ 38,167 Settlement of contingent consideration through issuance of common stock $ — $ 31,422 Deferred IPO costs not yet paid $ — $ 530 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 72,182 $ 12,362 Cash paid for interest on debt $ 47,021 $ 44,687 AppLovin Corporation / 3Q 2021 Letter to Shareholders 20

AppLovin Corporation Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited) The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net income (loss) to Adjusted EBITDA: Three Months Ended September 30, 2021 2020 Revenue $ 726,951 $ 381,740 Net income (loss) $ 142 $ (89,914) Net Margin 0.0% (23.6)% Interest expense and loss on settlement of debt 18,756 20,110 Other (income) / expense, net1 103 (1,658) Provision for (benefit from) income taxes 16,933 (4,485) Amortization, depreciation and write-offs 119,436 73,519 Non-operating foreign exchange (gain) losses (235) 691 Stock-based compensation 34,725 10,868 Acquisition-related expense and transaction bonus 1,066 422 Loss on extinguishments of acquisition related contingent consideration — 74,712 Change in fair value of contingent consideration (230) — Total adjustments 190,554 174,179 Adjusted EBITDA 190,696 84,265 Adjusted EBITDA Margin 26.2% 22.1% 1 Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in amortization, depreciation and write-offs line item above. AppLovin Corporation / 3Q 2021 Letter to Shareholders 21

AppLovin Corporation Reconciliation of GAAP to Non-GAAP Financial Measures ($ in millions) 3Q 2021 3Q 2020 Revenue 727.0 381.7 GAAP cost of revenue 254.1 163.1 Amortization expense related to acquired intangibles (96.1) (65.5) Stock-based compensation expense (0.9) (0.1) Non-GAAP cost of revenue 157.1 97.4 Non-GAAP cost of revenue as a % of total revenue 21.6% 25.5% GAAP sales & marketing expense 285.2 153.0 Amortization expense related to acquired intangibles (6.8) (3.1) Stock-based compensation expense (4.8) (1.6) Non-GAAP sales & marketing expense 273.7 148.4 Non-GAAP sales & marketing expense as a % of total revenue 37.6% 38.9% GAAP research & development expense 108.5 51.1 Stock-based compensation expense (20.1) (6.8) Non-GAAP research & development expense 88.4 44.3 Non-GAAP research & development expense as a % of total revenue 12.2% 11.6% GAAP general & administration expense 34.1 15.3 Stock-based compensation expense (8.9) (2.3) Acquisition-related expense & transaction bonus (1.1) (0.4) Non-GAAP general & administration expense 24.1 12.5 Non-GAAP general & administration expense as a % of total revenue 3.3% 3.3% AppLovin Corporation / 3Q 2021 Letter to Shareholders 22